CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1/A, of our report dated April 15, 2015, of E-Qure Corp. (formerly ADB International Group, Inc.) relating to the financial statements as of December 31, 2014 and 2013 and for the years then ended, and the reference to our firm under the caption "Experts" in the Registration Statement.

/s/M&K CPAS, PLLC

www.mkacpas.com
Houston, Texas

December 3, 2015